Exhibit 10.12

September 5, 2023

Brian McCarthy

brian.mccarthy@rubrik.com

Re: Confirmatory Offer Letter

Dear Brian,

You are currently employed by Rubrik, Inc. (the “Company” or “Rubrik”) as Chief Revenue Officer. This letter confirms the existing terms and conditions of your employment in that role.

1.

Position. You are serving in a full-time capacity, reporting to the Chief Executive Officer. While you will generally be working remotely from your home in Pennsylvania, the Company reserves the right to reasonably require you, in the ordinary course of business, to travel to the Company’s Palo Alto, California office from time to time, and perform your duties at places other than your primary office location from time to time, including for reasonable business travel. The Company may change your position, duties, and work location from time to time in its discretion.

2.	Cash Compensation and Benefits.

Your salary will continue to be paid at the rate of $550,000 per year, which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions.

The Company will continue to pay you based on a $1,100,000 USD compensation plan comprised of a starting base salary of $550,000 which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions. In addition, you will be eligible to receive incentive compensation at a target of $550,000 for the 2024 fiscal year pursuant to the terms and conditions of the Incentive Compensation Plan entered into between you and the Company. The determinations of the Chief Executive Officer with respect to your incentive compensation, if any, shall be final and binding. This compensation may be subject to periodic review and adjustments at the Company’s discretion.

As a full-time, regular employee of Rubrik, you will continue to be eligible for company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies, and any applicable waiting periods.

The Company may change your compensation and benefits from time to time in its discretion.

3.

Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Severance Plan, as defined below.

4.

The Company’s Policies and CIIAA. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time. In addition, your signed Confidential Information and Invention Assignment Agreement (“CIIAA”) with the Company will continue to remain in effect and binding upon you.

5.

At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice.

6.

Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Company’s Severance and Change in Control Plan (the “Severance Plan”), pursuant to the Severance Plan terms as may be in effect and as may be amended from time to time, and your Participation Agreement under the Severance Plan, if and as executed by and between you and Rubrik.

7.

No Prior Conflicts and Duty of Loyalty. You confirm that you are not subject to any consent decree, court or arbitral order or agreement with any former employer or third party that prohibits you from working for Rubrik and that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, consulting or other business activity without the written consent of Rubrik.

You acknowledge and agree that upon your execution of this letter agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, other than as expressly referred to in this confirmatory offer letter. This letter agreement, together with your CIIAA, equity agreements, and the Severance Plan (including your Participation Agreement) (if applicable), forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

This letter agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania without regard to conflicts of law principles. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter below to indicate your agreement with its terms.

Very truly yours, RUBRIK, INC.

By:	/s/ Peter McGoff
Name: Peter McGoff
Title: Chief Legal Officer

I have read and accept these terms of employment.

By:   /s/ Brian McCarthy

Name: Brian McCarthy

Date: September 5, 2023

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